Exhibit 99.1

TopBuild Reports First Quarter 2016 Financial Results

•	Net sales Increased 15.5% to $414 Million

•	$19.8 Million Operating Profit
•	$20.8 Million on an Adjusted Basis, up $14.1 Million

•	$0.29 Diluted Net Income per Share
•	$0.31 on an Adjusted Basis, up $0.25 per Share

DAYTONA BEACH, May 11, 2016 — TopBuild Corp. (NYSE: BLD), the leading installer and distributor of insulation products to the U.S. construction industry, reported financial results for the quarter ended March 31, 2016.

Jerry Volas, Chief Executive Officer, stated, “We had an excellent quarter.  The mild winter was a strong contributor to our top line results and our focus on operating efficiency drove a significant improvement in our first quarter operating margin to an adjusted 5.0% from an adjusted 1.9% a year ago.  As we look to the remainder of the year, we expect business to remain strong.  As a reminder, the first quarter is historically the lowest of the year, reflecting the seasonality of our business.  Although we expect that to remain true this year, the magnitude of this seasonality may be less significant due to the strong first quarter.

“From a macro perspective, we believe the U.S. housing recovery will continue for the next several years.  Although we expect that TopBuild will certainly be advantaged by that, we intend to outperform that recovery with organic growth and strategically selective acquisitions in both the residential and commercial space.  Additionally, we believe that continued improvements in operating efficiency will optimize the impact of this expected growth on operating margins.”

First Quarter Financial Highlights

(unless otherwise indicated, comparisons are to quarter ended March 31, 2015)

The Company noted that it had one operating adjustment in the first quarter of 2016, totaling $1.0 million, primarily related to the closing of 13 branches and headcount reductions at its corporate headquarters, both of which were announced in March 2016.

•	Net sales increased 15.5% to $414.0 million.
•	Gross margin was 21.6%, up 100 basis points.
•	Operating profit was $19.8 million compared to a loss of $1.1 million. Adjusted operating profit was $20.8 million compared to $6.6 million.
•	Operating margin was 4.8%. Adjusted operating margin was 5.0%, up 310 basis points.
•

Net income was $11.1 million, or $0.29 per diluted share, compared to a loss of $3.8 million or $0.10 per diluted share.  Adjusted net income was $11.9 million, or $0.31 per diluted share, compared to $2.2 million or $0.06 per diluted share.

At quarter end, the Company had cash and cash equivalents of $108 million and availability under its revolving credit facility of $70 million for total liquidity of $178 million.

Operating Segment Highlights

(all comparisons are to quarter ended March 31, 2015)

•	Installation (TruTeamSM)
o	Net sales increased 16.9%.
o	Operating margin was 4.9%. On an adjusted basis, operating margin was 5.3%, a 530 basis point improvement.
•	Distribution (Service Partners®)
o	Net sales rose 11.3%.
o	Operating margin was 8.9%. On an adjusted basis, operating margin was 9.0%, a 110 basis point improvement.

Share Repurchase Program

On March 3, 2016, the Company announced that its Board of Directors had approved a share repurchase program.  Under the program, the Company may purchase up to $50 million in shares of its common stock during a twelve-month period ending February 28, 2017.  In the first quarter, the Company repurchased 53,408 shares at an average price of $28.81.

Repurchases will be made from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the Company, the market price of its common stock and general market conditions.  The program may be suspended or discontinued at any time.

Additional Information

Quarterly supplemental materials, including a presentation that will be referenced on today’s conference call, are available on the “Investors” section of the Company’s website at www.topbuild.com.

Conference Call

A conference call to discuss the Company’s first quarter 2016 financial results is scheduled for today, Wednesday, May 11, 2016, at 9:00 a.m. Eastern Time.  Call participants may access the call by dialing (800) 667-9701.  The conference call will be webcast simultaneously on the “Investors” section of the Company’s website at www.topbuild.com.

A replay of the call will be available for one week on TopBuild’s website or by phone by dialing
(800) 633-8284.  The replay passcode is 21807487.

Use of Non-GAAP Financial Measures

The “adjusted” financial measures presented above are not calculated in accordance with generally accepted accounting principles (“GAAP”).  The Company believes that these non-GAAP financial measures, which are used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods.  Such non-GAAP financial measures are reconciled to their closest GAAP financial measures in tables contained in this news release.  Non-GAAP financial measures and ratios should be viewed in addition to, and not as an alternative for, the Company’s reported results under GAAP.  Additional information may be found in the Company’s filings with the Securities and Exchange Commission which are available on TopBuild’s website under “Investors” at www.topbuild.com.

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is the leading installer and distributor of insulation products to the U.S. construction industry.  We provide insulation services nationwide through TruTeamSM, which has over 175 branches in 40 states.  Our Service Partners® business distributes insulation from over 70 branches in 33 states.  We leverage our national footprint to gain economies of scale while capitalizing on our local market presence to forge strong relationships with our customers.  To learn more about TopBuild visit our website at www.topbuild.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements may address, among other things, our expected financial and operational results, and the related assumptions underlying our expected results.  These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “plan” or “intend,” the negative of these terms, and similar references to future periods.  These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements.  Our forward-looking statements contained herein speak only as of the date of this press release.  Factors or events that we cannot predict, including those described in the risk factors contained in our filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements.  Although TopBuild believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com
386-763-8801

(tables follow)

TopBuild Corp.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per common share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$414,024	$358,460
Cost of sales	324,569	284,644
Gross profit	89,455	73,816

Selling, general, and administrative expense	69,688	74,963
Operating profit (loss)	19,767	(1,147)

Other income (expense), net:
Interest expense	(1,673)	(3,161)
Other, net	75	8
Other expense, net	(1,598)	(3,153)
Income (loss) from continuing operations before income taxes	18,169	(4,300)

Income tax (expense) benefit from continuing operations	(7,053)	500
Income (loss) from continuing operations	11,116	(3,800)

Income from discontinued operations, net	—	1
Net income (loss)	$11,116	$(3,799)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.29	$(0.10)
Income from discontinued operations, net	—	—
Net income (loss)	$0.29	$(0.10)

Diluted:
Income (loss) from continuing operations	$0.29	$(0.10)
Income from discontinued operations, net	—	—
Net income (loss)	$0.29	$(0.10)

TopBuild Corp.

Condensed Consolidated Balance Sheets and Other Financial Data (Unaudited)

(dollars in thousands)

	As of
	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$108,150	$112,848
Receivables, net of an allowance for doubtful accounts of $3,334 and $3,399 at March 31, 2016 and December 31, 2015, respectively	243,000	235,549
Inventories, net	108,016	118,701
Prepaid expenses and other current assets	6,096	13,263
Total current assets	465,262	480,361

Property and equipment, net	92,098	93,066
Goodwill	1,044,041	1,044,041
Other intangible assets, net	1,778	1,987
Deferred tax assets, net	20,549	20,549
Other assets	2,127	2,245
Total assets	$1,625,855	$1,642,249

LIABILITIES
Current liabilities:
Accounts payable	$223,308	$253,311
Current portion of long-term debt	17,500	15,000
Accrued liabilities	65,527	58,369
Total current liabilities	306,335	326,680

Long-term debt	173,543	178,457
Deferred tax liabilities, net	181,251	181,254
Long-term portion of insurance reserves	38,641	39,655
Other liabilities	435	474
Total liabilities	700,205	726,520

EQUITY	925,650	915,729
Total liabilities and equity	$1,625,855	$1,642,249

	As of March 31,
	2016	2015
Other Financial Data
Working Capital Days
Receivable days	44	46
Inventory days	30	32
Accounts payable days	90	89
Working capital	$127,708	$124,121
Working capital as a percentage of net sales for the trailing twelve months	7.6%	8.1%

TopBuild Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2016	2015
Net Cash From (For) Operating Activities:
Net income (loss)	$11,116	$(3,799)
Adjustments to reconcile net income (loss) to net cash from (for) operating activities:
Depreciation and amortization	2,895	3,053
Share-based compensation	1,600	808
Loss on sale or abandonment of property and equipment	950	97
Provision for bad debt expense	1,054	944
Loss from inventory obsolescence	335	358
Deferred income taxes, net	(3)	(500)
Changes in certain assets and liabilities:
Receivables, net	(8,505)	2,047
Inventories, net	10,350	2,223
Prepaid expenses and other current assets	7,167	450
Accounts payable	(29,846)	(31,265)
Long-term portion of insurance reserves	(1,014)	1,713
Accrued liabilities	7,158	5,232
Other, net	96	—
Net cash from (for) operating activities	3,353	(18,639)

Cash Flows From (For) Investing Activities:
Purchases of property and equipment	(2,900)	(2,298)
Proceeds from sale of property and equipment	76	369
Other, net	68	140
Net cash for investing activities	(2,756)	(1,789)

Cash Flows From (For) Financing Activities:
Net transfer from Former Parent	—	21,062
Repayment of long-term debt	(2,500)	—
Taxes withheld and paid on employees' equity awards	(1,256)	—
Repurchase of shares of common stock	(1,539)	—
Net cash (for) from financing activities	(5,295)	21,062

Cash and Cash Equivalents
(Decrease) increase for the period	(4,698)	634
Beginning of year	112,848	2,965
End of period	$108,150	$3,599

Supplemental disclosure of noncash investing activities:
Accruals for property and equipment	$426	$—

TopBuild Corp.

Segment Data (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2016	2015	Change
Installation
Sales	$272,878	$233,363	16.9%

Operating profit (loss), as reported	$13,506	$(1,032)
Operating margin, as reported	4.9%	(0.4)%

Rationalization charges†	828	642
Legal adjustments, net	—	350
Operating profit (loss), as adjusted	$14,334	$(40)
Operating margin, as adjusted	5.3%	(0.0)%

Distribution
Sales	$160,888	$144,611	11.3%

Operating profit, as reported	$14,333	$11,377
Operating margin, as reported	8.9%	7.9%

Rationalization charges	83	—
Operating profit, as adjusted	$14,416	$11,377
Operating margin, as adjusted	9.0%	7.9%

Total
Sales before eliminations	$433,766	$377,974
Intercompany eliminations	(19,742)	(19,514)
Net sales after eliminations	$414,024	$358,460	15.5%

Operating profit, as reported - segment	$27,839	$10,345
General corporate expense, net	(4,720)	(7,903)
Intercompany eliminations and other adjustments	(3,352)	(3,589)
Operating profit (loss), as reported	$19,767	$(1,147)
Operating margin, as reported	4.8%	(0.3)%

Rationalization charges‡	1,008	642
Legal adjustments, net	—	350
Masco general corporate expense, net	—	7,903
Masco direct corporate expense	—	4,397
Expected standalone corporate expense	—	(5,500)
Operating profit, as adjusted	$20,775	$6,645
Operating margin, as adjusted	5.0%	1.9%

Share-based compensation	1,600	808
Depreciation and amortization	2,895	3,053
EBITDA, as adjusted	$25,270	$10,506

Sales change period over period	55,564
EBITDA, as adjusted change period over period	14,764
EBITDA, as adjusted as percentage of sales change	26.6%

† 2015 Rationalization charges included spin-off charges.
‡ 2016 Rationalization charges include corporate level adjustments as well as segment operating adjustments.

TopBuild Corp.

Non-GAAP Reconciliations (Unaudited)

(in thousands, except common share amounts)

	Three Months Ended March 31,
	2016	2015
Gross Profit and Operating Profit Reconciliations

Net sales	$414,024	$358,460

Gross profit, as reported	$89,455	$73,816

Gross profit, as adjusted	$89,455	$73,816

Gross margin, as reported	21.6%	20.6%
Gross margin, as adjusted	21.6%	20.6%

Operating profit (loss), as reported	$19,767	$(1,147)

Rationalization charges†	1,008	642
Legal adjustments, net	—	350
Masco general corporate expense, net	—	7,903
Masco direct corporate expense	—	4,397
Expected standalone corporate expense	—	(5,500)
Operating profit, as adjusted	$20,775	$6,645

Operating margin, as reported	4.8%	(0.3)%
Operating margin, as adjusted	5.0%	1.9%

Income Per Common Share Reconciliation

Income (loss) from continuing operations before income taxes, as reported	$18,169	$(4,300)

Rationalization charges†	1,008	642
Legal adjustments, net	—	350
Masco general corporate expense, net	—	7,903
Masco direct corporate expense	—	4,397
Expected standalone corporate expense	—	(5,500)
Income from continuing operations before income taxes, as adjusted	19,177	3,492

Tax rate at 38% and 36% for 2016 and 2015, respectively	(7,287)	(1,257)
Income from continuing operations, as adjusted	$11,890	$2,235

Income per common share, as adjusted	$0.31	$0.06

Average diluted common shares outstanding	37,899,110	37,667,947

† 2015 Rationalization charges included spin-off charges.